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                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         CONTINENTAL CABLEVISION, INC.


     Continental Cablevision, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, at a meeting duly called and held on November 17, 1994, in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation. The resolutions setting forth the proposed amendment are as follows:

     RESOLVED: That Article FOURTH of the Corporation's Restated Certificate of
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               Incorporation be amended to increase the total number of
               authorized shares of capital stock of the Corporation from 17,700,000 to 825,000,000, to increase the number of authorized shares of Common Stock, $.01 par value, of the Corporation from 15,000,000 to 625,000,000, of which 425,000,000 shall be shares of Class A Common Stock and 200,000,000 shall be shares of Class B Common Stock, and to increase the number of authorized shares of Preferred Stock, $.01 par value, of the Corporation from 2,700,000 to 200,000,000.

     RESOLVED: That the foregoing amendment to the Restated Certificate of
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               Incorporation of the Corporation is recommended to the
               stockholders for approval as being in the best interest of the Corporation and that said amendment be presented to the stockholders for their adoption and that a special meeting of the stockholders duly be called for that purpose.

     SECOND: The stockholders of the Corporation (including the holders of the Class A Common Stock, the Class B Common Stock,
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and the Series A Convertible Preferred Stock voting together as a single class and the holders of the Series A Convertible Preferred Stock, voting as a separate class) approved said proposed amendment at a Special Meeting in Lieu of the Annual Meeting of Stockholders for which written notice was given pursuant to Section 222 of the General Corporation Law of the State of Delaware.

     THIRD: That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by William T. Schleyer, its President, and attested to by its Assistant Secretary, this ___ day of April, 1995.

                              CONTINENTAL CABLEVISION, INC.

                              By:____________________________
                                 Name:  William T. Schleyer
                                 Title:  President


Attest:


___________________________
Name:
Title:  Assistant Secretary